EXHIBIT 10.1

PERFORMANCE SHARE AWARD AGREEMENT

TERMS & CONDITIONS

Effective as of November 30, 1999

      1.  Award — Terms and Conditions. Under and subject to the provisions of the Corporation’s Stock Incentive Plan, as in effect from time to time (the “Plan”), the Corporation has granted to the employee of the Corporation designated by the Committee to receive an Award under the Plan (the “Employee”) a Performance Share Award (the “Award”) of such number of shares of $.01 par value common stock of the Corporation, together with the associated preferred stock purchase rights, (the “Stock”) as set forth and designated in writing by the Corporation to the Employee. Such Award is subject to the following Terms and Conditions:

(a) For purposes of these Terms and Conditions, the “Performance Period” shall be the performance period set forth and designated as such in writing by the Committee to the Employee.

(b) Upon the expiration of the Performance Period and satisfaction of applicable withholding obligations, the Corporation shall cause such shares as to which the Employee is entitled pursuant to Section l(c) hereof, at its option, either (i) to be issued by delivery of a stock certificate in the name of the Employee or his or her designee, with the certificate released to the custody of the Employee, or (ii) to be credited to an account for the benefit of the Employee maintained by the Corporation’s stock transfer agent or its designee.

(c) The Award shall be contingent upon the attainment during the Performance Period of the Performance Goals established by the Committee for the Performance Period. The percentage attainment of the shares of Stock subject to the Award shall be determined upon the expiration of the Performance Period based upon an assessment of actual performance compared with the Performance Goals. The final payout determination will be authorized by the Committee, or its designee. If employment is commenced after July 15th of the first fiscal year of the Performance Period (such commencement date is referred to as the “Start Date”), the final payout to be made to the Employee determined in accordance with the prior provisions of this Section l(c) upon expiration of the Performance Period shall be reduced by 1/36th for each month between July 1 of the first fiscal year of the Performance Period and the Start Date. Only a Start Date prior to the 15th of a month shall be deemed employment for a full month. Other than with respect to the final payout, the pro-ration pursuant to this Section 1(c) will not otherwise impact the Award (e.g., the Employee will have full voting rights and will be entitled to receive cash dividends with respect to all Award shares).

(d) During the Performance Period, the Employee may exercise full voting rights with respect to all shares of Stock subject to the Award and shall be entitled to receive cash dividends paid with respect to such shares. The Employee’s right to receive stock dividends or any other distributions with respect to shares of Stock subject to the Award shall be contingent upon the Employee’s receipt of the underlying shares. Upon the expiration of the Performance Period, the Employee may exercise voting rights and shall be entitled to receive dividends and other distributions paid with respect to the number of shares to which the Employee is entitled pursuant to Section 1(c) hereof.

(e) The number of shares subject to the Award is based upon the assumption that the Employee shall continue to perform substantially the same duties throughout the Performance Period, and such number of shares may be reduced by the Committee or its designee without formal amendment of these Terms and Conditions to reflect a change in duties during the Performance Period.

      2.  Termination of Employment. Other than in the event of a “change in control” covered in Section 4 hereof, if the Employee ceases to be an employee of the Corporation or one of its Affiliates prior to the expiration of the Performance Period (i) for any reason other than death, disability (as determined by the Committee), or retirement (as determined by the Committee) after the Employee has reached age 55 with 10 or more years full-time service, all shares of Stock awarded to the Employee hereunder shall be forfeited; and

(ii) due to death, disability (as determined by the Committee), or retirement (as determined by the Committee) after the Employee has reached age 55 and has 10 or more years of full-time service, the Employee shall be eligible to receive a pro-rata proportion of the shares of Stock that would have been issued to the Employee under the Award at the end of the Performance Period, such pro-rata proportion to be measured by a fraction, the numerator of which is the number of months of the Performance Period during which the Employee’s employment continued, and the denominator of which is the full number of months of the Performance Period. For purposes of this Section 2, only employment for 15 days or more of a month shall be deemed employment for a full month.

      3.  Prohibition Against Transfer. The Award and the rights granted by the Corporation under these Terms and Conditions and the Performance Share Award Agreement of which they form a part are not transferable. Without limiting the generality of the foregoing, the Award may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect. Shares of Stock subject to the Award shall not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise disposed of until issued or credited to an account for the benefit of the Employee maintained by the Corporation’s stock transfer agent or its designee.

      4.  Change in Control.

(a) Upon a “change in control” of the Corporation as defined in Section 12.1 of the Plan, the performance objectives shall be conclusively deemed to have been attained, and the Award shall vest immediately prior to the occurrence of such “change in control.” The Award shall be paid to the Employee at the end of the Performance Period, provided however, (i) in the event of death, disability, retirement, or involuntary termination other than for Cause (all as determined by the Committee), the Award shall be paid in Stock as soon as practicable; (ii) in the event of resignation or termination for Cause, the Award shall be forfeited; and (iii) in the event of a “change in the Corporation’s capital structure,” the Award, at the election of the Employee, shall be paid in Stock or converted and paid in cash as soon as practicable. The amount of any such cash payment under (iii) of the preceding sentence will be an amount equal to the number of shares of Stock subject to the Award multiplied by the highest price per share paid in any transaction reported on the New York Stock Exchange Composite Index (x) during the 60-day period preceding and including the date of a “change in the Corporation’s capital structure” or (y) during the 60-day period preceding and including the date of “change in control,” whichever is higher.

(b) For purposes hereof, a “change in the Corporation’s capital structure” shall be deemed to have occurred if

(i) the Stock is no longer the only class of the Corporation’s common stock;

(ii) the Stock ceases to be, or is not readily, tradable on an established securities market (in the United States) within the meaning of Section 409(l)(1) of the Code;

(iii) the Corporation issues warrants, convertible debt, or any other security that is exercisable or convertible into common stock, except for rights granted under the Plan; or

(iv) the ratio of total debt to total capitalization exceeds 45%. Total debt is the total debt for borrowed money. Total capitalization is consolidated total assets of the Corporation less consolidated total liabilities of the Corporation.

(c) “Cause” shall mean as determined by the Board in good faith (i) a material breach by the Employee of the duties and responsibilities of the Employee or any written policies or directives of the Corporation (other than as a result of incapacity due to physical or mental illness) that is (x) willful or involves gross negligence and (y) not remedied within 15 days after receipt of written notice from the Corporation that specifically identifies the manner in which such breach has occurred, (ii) the Employee commits any felony or any misdemeanor involving willful misconduct, (iii) the Employee engages in a fraudulent or dishonest act that damages or adversely prejudices the Corporation or any Affiliate of the

Corporation or engages in other conduct or activities damaging to the property, business or reputation of the Corporation or an Affiliate of the Corporation, (iv) the Employee engages in habitual insobriety or substance abuse that materially damages or adversely prejudices the Corporation or any Affiliate of the Corporation, or (v) the Employee diverts any business opportunity from the Corporation or an Affiliate of the Corporation (except with prior written consent of the Board).

      5.  Miscellaneous. These Terms and Conditions and the Performance Share Award Agreement of which they form a part (a) shall be binding upon and inure to the benefit of any successor of the Corporation, (b) shall be governed by the laws of the State of Georgia and any applicable laws of the United States, and (c) except as permitted under Sections 3.2 and 6.6 of the Plan and the provisions hereof, may not be amended without the written consent of both the Corporation and the Employee. No contract or right of employment shall be implied by these Terms and Conditions and the Performance Share Award Agreement of which they form a part. If the Award is assumed or a new award is substituted therefor in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 424(a) of the Code), employment by such assuming or substituting corporation or by a parent corporation or subsidiary corporation thereof shall be considered for all purposes of the Award to be employment by the Corporation. The Fair Market Value of any shares delivered to the Corporation or withheld by the Corporation, at the Corporation’s discretion, to satisfy any tax withholding requirements shall not exceed minimum statutory withholding requirements.

      6.  Securities Law Requirements. The Corporation shall not be required to issue shares pursuant to the Award unless and until (a) such shares have been duly listed upon each stock exchange on which the Stock is then registered, and (b) a registration statement under the Securities Act of 1933 with respect to such shares is then effective.

      7.  Committee. The Committee administering the Plan shall have authority, subject to the express provisions of the Plan as in effect from time to time, to construe these Terms and Conditions and the Performance Share Award Agreement of which they form a part, as well as the Plan; to establish, amend and rescind rules and regulations relating to the Plan; and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in these Terms and Conditions and the Performance Share Award Agreement of which they form a part in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

      8.  Adjustments. Nonrecurring losses or charges that are separately identified and quantified in the Corporation’s audited financial statements and notes thereto, including, but not limited to, extraordinary items, changes in tax laws, changes in generally accepted accounting principles, impact of discontinued operations, and restructuring charges, and restatement of prior period financial results, shall be excluded from the calculation of performance results for purposes of the Plan. However, the Committee can choose to include any or all such non-recurring items as long as inclusion of each such item causes the Award to be reduced.

      9.  Incorporation of Plan Provisions. These Terms and Conditions and the Performance Share Award Agreement of which they form a part are made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of (i) these Terms and Conditions and the Performance Share Award Agreement of which they form a part and (ii) the Plan, the terms of the Plan shall govern.

EXHIBIT 10.1

SCHEDULE TO PERFORMANCE SHARE AWARD AGREEMENT

TERMS & CONDITIONS

      On November 30, 1999, Performance Share Awards were granted to the following Executive Officers in the amounts indicated, pursuant to the Lanier Worldwide, Inc. Performance Share Award Agreement Terms and Conditions:

W. E. Cantrell	Chairman of the Board and Chief Executive Officer	35,000

C. L. Herrin	Director, President and Chief Operating Officer	15,000

J. A. MacLennan	Executive Vice President	7,000

D. J. Marini	Executive Vice President	10,000